EXHIBIT 10.30

WINLAND ELECTRONICS, INC.
DESCRIPTION OF 2007 INCENTIVE BONUS PLAN

Winland Electronics, Inc. Incentive Bonus Plan (the “Plan”) is designed to reward all employees, including executive staff, for performance contributing to pre-tax, pre-stock based compensation, pre-incentive plan, net income in excess of minimum limits defined annually at the beginning of the year by the Board of Directors. The aggregate amount allocated to the Plan pool is based on a percentage of each incremental amount of net income before tax, stock-based compensation and before the Plan. The formula for 2007 as recommended by the Compensation Committee and as approved by the Board is as follows:

Net income before tax, stock compensation and incentive plan expenses			Incentive Plan %
0	to	1,000,000	0%
1,000,000	to	1,500,000	20%
1,500,001	to	2,000,000	18%
2,000,001	to	2,500,000	16%
2,500,001	to	3,000,000	14%
3,000,001	to	3,500,000	12%
3,500,001	to	4,000,000	10%
4,000,001	to	4,500,000	8%
4,500,001	to	5,000,000	6%
5,000,001	to	10,000,000	6%

The Plan provides that 80% of the Plan pool shall be disbursed to employees, including executive officers (other than the Chief Executive Officer), in cash or other awards at the discretion of the President and Chief Executive Officer, subject to the approval of the Compensation Committee.

The remaining 20% of the Plan pool is available for bonus awards to the President and Chief Executive Officer based on the achievement of certain criteria established at or before the beginning of the year. On December 20, 2006, the Compensation Committee set criteria for a discretionary bonus for Mr. Krueger’s performance in 2007 from the 2007 bonus pool, which criteria requires certain targets of performance with 60% allocated to meeting company profit and loss goals, 20% allocated to Company leadership, and 20% for execution of specified operational or strategic objectives.

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